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2.  Endorsement

A004077E
Endorsement - Tax Deferred Annuity - 403(b)

The following provisions are added to the contract:

1.   Non-transferable
     This contract is non-transferable in accordance with section 401(g) of the Internal Revenue Code. It may not be sold, assigned, discounted or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose, to any person other than the Company.

2.   Benefit Commencement Date
     On the Annuity Date or, if earlier, within 90 days following receipt of the Contract Owner's written notice of intent to commence annuity benefit payments, annuity benefit payments will commence. The form of such benefit payments will be determined in accordance with the provisions of the following paragraphs.

3.   Compensation
     For purposes of determing the maximum annual contribution that can be made under section 415 of the Internal Revenue Code, effective for contributions made after December 31, 1997, the Contract Owner's compensation from the employer for the year includes any elective deferrals made under a 401(k) plan, 403(b) plan, employer contributions made to a SEP (simplified employer pension), and any amount which is contributed or deferred by the employer at the election of the Contract Owner under a plan described in section 125 of the Internal Revenue Code (a "cafeteria plan") or section 457 of the Internal Revenue Code.

4.   Limits on Contributions
     Contributions made in any calendar year cannot exceed the annual limit on elective deferrals under section 402(g) of the Internal Revenue Code, i.e. $9,500 as adjusted for inflation.

     Solely for a Contract Owner who has completed 15 years of service with a single qualified employer, this limit will be increased by the lesser of:
     (A)  $3,000,
     (B) $15,000 reduced by amounts not included in gross income for prior taxable years by reason of this rule, or
     (C) the excess of $5,000 multiplied by the Contract Owner's number of years of service with the qualified employer, over all prior elective deferrals made on behalf of the Contract Owner by the qualified employer in prior taxable years.

     For this purpose, a qualified employer means any educational organization, hospital, home health service agency, health and welfare service agency, church, or convention or association of churches, including an exempt organization controlled by or associated with a church.

5.   Multiple Salary Deferrals
     As permitted by the employer, a Contract Owner may enter into more than one salary reduction agreement in any calendar year to defer compensation that has not yet been paid or made available.

6.   Form of Benefit - Married Owner
     The term married owner shall mean a Contract Owner who has been married to the same spouse for at least the twelve consecutive calendar months immediately preceding the Benefit Commencement Date. Notwithstanding what is stated in the Annuity Payments Section of the contract to the contrary, the form of benefit for a Married Owner shall be a Qualified Joint and 50% Survivor Annuity which is the actuarial equivalent of a single life annuity, unless the Contract Owner elects an optional form of benefit in accordance with Paragraph 9 below.

7.   Form of Benefit - Unmarried Owner
     Notwithstanding what is stated in the Annuity Payments Section of the contract to the contrary, the form of benefit for a Contract Owner who is not a Married Owner shall be a single life annuity unless the Contract Owner elects an optional form of benefit.

Endorsement No.  1542-97                                                  Page 4

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                                                                  Page 4 (con'd)
A004078E
Endorsement - Tax Deferred Annuity (continued)


8.   Payment of Death Benefit
     If a married Contract Owner dies before the date benefits begin, the death benefit will be paid to the Contract Owner's surviving spouse in the form of a single life annuity, unless the Contract Owner has designated another form of payment available under the contract, or the surviving spouse elects to receive a lump sum payment or another form of payment available under the contract.

9.   Notice and Election
     A.   Notice
          The Company must provide a Contract Owner written notice within the 30 to 90 day period before the date benefits are to begin. Such written notice shall explain:
          1. The terms and conditions of the automatic forms of benefits, the alternative forms of benefits that the Contract Owner can choose, and information about the relative values of each form of benefits;
          2. The Contract Owner's right to waive the automatic form of benefit and the effect of such waiver;
          3.   The rights of the Contract Owner's spouse regarding a waiver; and
          4. The Contract Owner's right to revoke such waiver and the effect of such revocation.

     B.   Election
          A Contract Owner may elect a form of benefit other than the automatic form in writing at any time during the 90 day period which ends on the date on which payments are to begin; provided, however, that no election can be made earlier than the date the Contract Owner receives the notice described in Subsection A above.

          If the married Contract Owner, after receiving the notice described above in Subsection A, elects one of the available forms of distribution and the Contract Owner's spouse consents to the form of distribution (if necessary), payments may begin before the end of the 30 day period after the notice was given to the Contract Owner, as long as

          (A) the Contract Owner has been advised of his right to a 30 day period to consider whether to waive the automatic form of benefit and consent to a form of distribution other than the automatic form of benefit;

          (B) payments do not begin to be paid to the Contract Owner until after the Contract Owner receives the notice;

          (C) payments do not begin before 7 days have elapsed after the notice is provided to the Contract Owner; and

          (D) the Contract Owner may revoke the election of a form of payment until the end of the 7 day period described in (C) or the date payments begin, if later.

          Spousal Consent Requirement

          A Contract Owner will automatically receive a Qualified Joint and 50% Survivor Annuity unless the Company is satisfied that he or she is not married on the date benefit payments are to begin. The Contract Owner may elect an alternate form of benefit only if:

          (A) the Contract Owner's spouse (or the spouse's legal guardian) consents in writing that he or she consents to the Contract Owner's election to waive the Qualified Joint and 50% Survivor Annuity; to the specific alternative form elected by the Contract Owner, or to the Contract Owner's right to choose any alternative form without any further consent by the spouse. If a beneficiary other than the spouse is selected, the spouse must also consent in writing to either the specific Beneficiary or Beneficiaries designated by the Contract Owner or to the Contract Owner's right to designate any Beneficiary or Beneficiaries without any further consent by the spouse. The written consent also must acknowledge the effect of the election and be witnessed by a notary public; or

Endorsement No.  1542-97

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Endorsement - Tax Deferred Annuity (continued)

A004079E

          (B) the Contract Owner satisfies the Company that his or her spouse cannot be located, or furnishes a court order establishing that the Contract Owner is legally separated or has been abandoned (within the meaning of local law), unless a qualified domestic relations order pertaining to the Contract Owner provides that the spouse's consent must be obtained.

          Spousal consent shall not be effective with respect to any other spouses of the Contract Owner, and shall become void if the circumstances causing the consent of the spouse not to be required cease to exist prior to the date that the Contract Owner's payments commence.

          Revocation of Election

          A Contract Owner may revoke an election to waive the automatic form of payment at any time during the election period. revocation shall not void any prospectively effective consent given by his or her spouse in connection with the revoked election.

10.  Optional Forms of Benefit
     Subject to the conditions and limitations in Paragraph 9 above, a Contract Owner may elect any annuity payment option set forth in the Annuity Options Section or Annuity Payments Section of the contract. The form of benefit may not be changed after the Benefit Commencement Date.

11.  Benefit Restrictions
     Any benefits payable under the Annuity Payments Section, or the Withdrawal Section are subject to the following added provisions:

     A. Effective after December 31, 1988, withdrawals attributable to contributions made pursuant to a salary reduction agreement may be made only when the Contract Owner is over age 59 1/2, leaves the employment of the employer who purchased the contract, dies, becomes disabled as defined in section 72(m)(7) of the Code, or establishes hardship as defined in the Code. In the case of hardship withdrawal, no income attributable to such contributions may be withdrawn.

     B. Notwithstanding any provisions of this contract to the contrary, the distribution of an individual's interest shall be made in accordance with the requirements of section 401(a)(31) of the Code and the minimum distribution requirements of section 403(b)(10) of the Code and the regulations thereunder, including the incidental death benefit provisions of section 1.401(a)(9)-2 of the proposed regulations, all of which are herein incorporated by reference.

     C. The Contract Owner's entire interest in the contract must be distributed, or begin to be distributed, by the Contract Owner's required beginning date, which effective January 1, 1997, is the April 1 of the calendar year following the later of (i) the calendar year in which the Contract Owner reaches age 70 1/2, or (ii) the calendar year in which the Contract Owner retires. For a Contract Owner who is a 5% owner of the employer in the plan year ending in the calendar year in which the Contract Owner reaches age 70 1/2, such Contract Owner's required beginning date is the April 1 following the calendar year in which that Contract Owner reaches 70 1/2.

          For each succeeding year, a distribution must be made on or before December 31. By the required beginning date the Contract Owner may elect to have the balance in the contract distributed in one of the following forms:

          a.   a single sum payment;
          b. equal or substantially equal periodic payments over the life of the Contract Owner;
          c.   equal or substantially equal periodic payments over the lives of the Contract Owner and his or her designated beneficiary;
          d.   equal or substantially equal periodic payments over a specified period that may not be longer than the Contract Owner's life expectancy ;
          e. equal or substantially equal periodic payments over a specified period that may not be longer than the joint life and last survivor expectancy of the Contract Owner and his or her designated beneficiary.


Endorsement No.  1542-97                                          Page 4 (con'd)



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                                                                  Page 4 (con'd)
A004080E
Endorsement - Tax Deferred Annuity (continued)

     D. If the Contract Owner dies before his or her entire interest is distributed, the entire remaining interest will be distributed as follows:

          a. If the Contract Owner dies when or after distributions have begun under Paragraph 11.C of this endorsement, the entire remaining interest must be distributed at least as rapidly as provided under Paragraph 11.C.

          b. If the Contract Owner dies before distributions have begun under Paragraph 11.C, the entire remaining interest must be distributed as elected by the Contract Owner or, if the Contract Owner has not so elected, as elected by the beneficiary or beneficiaries, as follows:

               1) by December 31st of the year containing the fifth anniversary of the Contract Owner's death; or 2) in equal or substantially equal periodic payments over the life or life expectancy of the designated beneficiary or beneficiaries starting by December 31st of the year following the year of the Contract Owner's death. If, however, the beneficiary is the Contract Owner's surviving spouse, then this distribution is not required to begin before December 31st of the year in which the Contract Owner would have turned 70 1/2.

               Unless otherwise elected by the Contract Owner prior to the commencement of distributions under Paragraph 11.B or, if applicable, by the surviving spouse where the Contract Owner dies before distributions have commenced, life expectancies of a Contract Owner or spouse beneficiary shall be recalculated annually for purposes of distributions under Paragraphs 11.B and 11.C. An election not to recalculate shall be irrevocable and shall apply to all subsequent years. The life expectancy of a non-spouse beneficiary shall not be recalculated.

     An individual may satisfy the minimum distribution requirements under sections 403(b)(10) of the Code by receiving a distribution from one TDA that is equal to the amount required to satisfy the minimum distribution requirements for two or more TDAs. For this purpose, the Contract Owner of two or more TDAs may use the 'alternative method' described in Notice 88-39, 1988-1 C.B. 525, to satisfy the minimum distribution requirements described above.

12.  Effective Date
     The Effective Date of this endorsement is the Contract Date unless another Effective Date is shown below.

Philadelphia, Pennsylvania                The Penn Mutual Life Insurance Company

                                          /s/ [GRAPHIC OMITTED]
                                          ---------------------------
                                          Actuary




Endorsement No.  1542-97